Exhibit 2.3

Reorganization Agreement of CN Energy Group. Inc.

The reorganization agreement “the agreement” has been signed in Hangzhou on August 12, 2019 by following parties:

Party A1: Zhejiang Ruiyang Technology Co., Ltd. is a limited liability company effectively established under the laws of the People’s Republic of China (“China”, only in this agreement, excluding Taiwan, Hong Kong and Macau Special Administrative Regions), a unified credit society Code [*] (“Ruiyang”);

Party A2: Lishui Jusen Investment Management Partnership (Limited Partnership), a company incorporated under the laws of the People's Republic of China (“China”, excluding Taiwan region, Hong Kong and Macao Special Administrative Region) with certification of incorporation No. [*] (“Jusen”);

Party B: CN Energy Development Co., Ltd. A limited liability company incorporated under the laws of the People's Republic of China, with certification of incorporation No: [*] (“CN Energy Development”);

Party C: Great Khingan Forasen Technology Co., Ltd. A limited liability company incorporated under the laws of the People's Republic of China, with certification of incorporation No: [*] (“Khingan Forasen”)

Party D: CN ENERGY GROUP. INC. a company incorporated under the laws of the British Virgin Islands, with certification of incorporation No: [*] (“CN Energy”);

Party E: Xieying Energy Limited is a limited liability company established and legally existing in accordance with the BVI law. The company code is [*] (“Xieying”)

In this agreement, any of the above parties is solely referred to as a “party”, collectively referred to as “parties”, Party A1 and Party A2 are collectively referred to as Party A;

Whereas:

(1) In order to realize the initial public offering and listing of CN Energy on the U.S. stock market, CN Energy and its affiliates intend to carry out domestic and overseas structural reorganizations, among which Ruiyang intends to transfer its 5.5% equity holding in Khingan Forasen to CN Energy Development; Jusen intends to transfer its 5.5% equity in Khingan Forasen to CN Energy Development; CN Energy intends to issue additional ordinary 15,359 shares to Xieying (“this reorganization”);

(2) Ruiyang legally holds 19.80% of the shares in Khingan Forasen; Jusen legally holds 13.42% of Khingan Forasen's equity;

(3) CN Energy indirectly owns 100% of CN Energy Development through WFOEs.

Therefore, in order to clarify the rights and obligations of the parties in the transaction hereunder, the parties, after full consultation on the basis of equality and mutual benefit, hereby agree to the following agreement.

1. Domestic Equity Transfer

1.1. Ruiyang agrees to transfer 5.5% of Khingan Forasen's equity (“target transfer equity”) (corresponding to a registered capital of RMB5 million) held by it in accordance with the conditions agreed under this agreement for a consideration of RMB5 million ( “Domestic Equity Transfer Consideration”) is transferred to CN Energy Development; Jusen agreed to transfer 5.5% of Khingan Forasen’s equity held by it (“Target Transfer Equity”) (corresponding to the registered capital of RMB 5 million) in accordance with the conditions agreed under this agreement. RMB10,000), at a consideration of RMB 5 million (the “domestic equity transfer consideration”) to CN Energy Development; CN Energy Development agrees to transfer equity based on the domestic equity transfer consideration to the transferee target according to the conditions agreed under this agreement (“Domestic Equity Transfer”).

1.2. The domestic equity transfer is one of the steps of the reorganization of CN Energy, CN Energy is the overseas controlling shareholder of CN Energy Development, the parties to this agreement agree: The domestic equity transfer will take effect on the date of signing this agreement, and Khingan Forasen shall issue a capital certificate to CN Energy Development and change the shareholder register (“Domestic Equity Transfer Delivery”) on the same day. From the date of completion of the domestic equity transfer, the consideration for domestic equity transfer shall be regarded as the debt of CN Energy Development to Khingan Forasen shareholders, which shall be repaid and paid by CN Energy in the form of additional shares issued to Xieying.

1.3. The parties agree that Khingan Forasen shall complete the industrial and commercial modification procedures within 15 days, and submit the copy of the related transfer documents to CN Energy Development (“Modification of Domestic Equity Transfer”). Jusen and Ruiyang shall urge and cooperate with Khingan Forasen to go through the modification procedures.

1.4. If there is any conflict between the articles of association or resolutions of Khingan Forasen filed with the industrial and commercial authority regarding the domestic equity transfer and this Agreement, or if this Agreement contains matters not stipulated in the articles of association and resolutions of the Company, the parties agree that the provisions of this Agreement shall prevail and neither party shall raise a plea against the agreement.

1.5 All parties agree that, in order to cooperate with the industrial and commercial modification procedures and tax declaration procedures for the domestic equity transfer, Jusen & Ruiyang and CN Energy Development may enter into other forms of equity transfer agreement (“Industrial and Commercial Equity Transfer Agreement “). In case of any inconsistency with the Agreement, the agreement shall prevail.

1.6 From the date of the completion of domestic equity transfer, CN Energy Development Will enjoy all rights and obligations for the share transferred. In addition, the creditor's rights and debts of Khingan Forasen arising from any event prior to the completion date of the domestic equity transfer shall also be borne by CN Energy Development in accordance with its share proportion and the provisions of the articles of association.

1.7 Jusen and Ruiyang hereby represent, warrant and undertake that the target equity transferred is lawfully held and the capital contribution obligation is fully paid, there is no mortgage, pledge, and other forms of burden and equity disputes on the date of the completion of domestic equity transfer.

2. Shares Issuance of Oversea Company

2.1. CN Energy agrees to issue 15,359 additional ordinary shares to Xieying in accordance with the conditions stipulated in Article 1 of this agreement (“Target Additional Issuance”); After the additional issuance and delivery of overseas shares (see Article 2.2 below), Xieying holds 11% of the shares of CN Energy.

2.2. All parties agree that, in accordance with Article 1.2 of the agreement, the consideration for the share issuance shall be equal to the consideration for the transfer of domestic shares. CN Energy shall, after the registration of the domestic equity transfer in the industrial and commercial sector, and before September 30, 2019, issue to Xieying 15359 additional ordinary shares, handle the corresponding registration procedures for the issuance of shares in accordance with the BVI law, and issue an equity certificate to Xieying. The above shall be regarded as the delivery of additional issuance of overseas shares.

2.3. All parties agree that the issuance of additional shares shall be considered as CN Energy Development has paid off the debts incurred to Jusen and Ruiyang due to the transfer of domestic equity, and the obligations between the two parties shall also be eliminated. Jusen and Ruiyang shall not claim any creditor’s rights against CN Energy Development or its affiliates according to Article 1.1 of this Agreement.

2.4 All parties agree that if the accounting treatment of Jusen & Ruiyang and CN Energy Development may be inconsistent with the agreement, it shall be interpreted in accordance with the reorganization principle of CN Energy Development. In case of any inconsistency with the Agreement, the agreement shall prevail.

2.5. According to the “State Administration of Foreign Exchange’s Foreign Exchange Administration on Domestic Residents’ Overseas Investment Financing and Return Investment through Special Purpose Companies”, “Notice on the Management of Related Issues” (Huifa [2014] No. 37), domestic residents (herein referred to as “investors”) should apply to the foreign exchange bureau for overseas investment before making capital contributions to special purpose companies with domestic or overseas legal assets or rights Foreign exchange registration procedures (“Registration of Circular 37”). Jusen and Ruiyang agree to register with Circular 37 as required by the regulations for their own obligations as investors. CN Energy Development, Khingan Forasen and CN Energy shall not be responsible for handling the obligation of these shareholders to register in Circular 37. If CN Energy Development, Khingan Forasen or CN Energy bears any expenses, liabilities or suffers any losses due to the failure of Jusen and Ruiyang to handle relevant foreign exchange registrations, CN Energy Development, Khingan Forasen or CN Energy, Jusen and Ruiyang may be required to compensate for any of the aforementioned losses. CN Energy Development, Khingan Forasen and CN Energy shall provide necessary cooperation and assistance when Khingan Forasen shareholders register with Circular 37.

3. Delivery of this reorganization

Each Party acknowledges and agrees that the closing date of this reorganization shall be the date on which all of the following conditions are satisfied or waived in writing by the other parties (the “Closing Date”):

(1) All parties hereto have executed, delivered or performed all duties in this Agreement or obtain all consents and approvals, if any, necessary to complete the reorganization;

(2) Jusen and Ruiyang have duly approved this Agreement and the domestic equity transfer, and have waived their preemptive right to the transferred shares;

(3) The shareholders and the Board of Jusen and Ruiyang have duly approved the signing, delivery and performance of all duties under this Agreement;

(4) Khingan Forasen completes the modification procedures of industrial and commercial in accordance with Article 1.3 of this Agreement;

(5) All Existing shareholders of CN Energy have duly approved this Agreement and the additional issuance of shares, and have waived the preemptive right to the additional shares (if any);

(6) The shareholders and the Board of CN Energy have duly approved the signing, delivery and performance of all duties under this Agreement and the issuance of additional shares.

4. Taxes and other Expenses

4.1 All Parties agree that any taxes arising from this reorganization shall be borne by each party in accordance with the relevant provisions of laws and regulations.

4.2 Each party shall bear all costs and expenses incurred in negotiation, draft, signing and performance of this Agreement.

5. Termination of the agreement

5.1 This Agreement can be terminated in the following ways:

(1) This Agreement shall be terminated upon written notice of all parties;

(2) The reorganization cannot be implemented due to force majeure or other objective reasons;

(3) If the obligations under the agreement cannot be performed if one party seriously breaches the agreement or the applicable laws, In this case, the other parties have the right to terminate this agreement unilaterally upon written notice.

5.2 Legal Effect of Termination

(1) When the agreement is terminated in accordance with any of the above conditions in Article 5.1, this Agreement shall be null and void from the beginning;

(2) After the termination of the agreement, in the principle of fairness, rationality and good faith, any equity or cash consideration obtained under this Agreement shall be restored to the state when the agreement is signed.

(3) After the termination of the agreement, all rights and obligations under this Agreement shall be terminated immediately and neither party shall bear any responsibility, except (1) the provisions of articles 5.2, 6, 7 and 8, and (2) Any arrangement in this Agreement shall not relief any party ‘s responsibility for breach of this agreement before the termination of the agreement.

6. Liability for Breach of the agreement

6.1 If one party fails to perform any of its obligations or violates any statements, representations, warranties or commitments under this agreement, that party shall be deemed in breach of this agreement. If any party suffers any loss due to the breach of this agreement, the breaching party shall compensate for such losses and take corresponding measures to protect the performing party from any further damage.

6.2 Unless otherwise specified in the agreement, if one party violates this agreement and cause expenses, obligations, losses to other party, the breaching party shall compensate the performing party for any of the above losses (including but not limited to the interest paid or lost due to breach of contract and attorney's fees). The total amount of compensation paid by the breaching party shall be the same as losses caused by the breach, and such compensation shall contain the benefits that the performing party shall obtained due to performance of the agreement. In addition to the losses caused by the breach of the agreement, the losses and cost increased due to the breach of the agreement shall also be considered in the calculation of compensation.

7. Dispute Resolution

7.1 All disputes arising from the execution or in connection with this Agreement shall be settled through friendly negotiation first. If any dispute cannot be settled through negotiation within fifteen (15) days, either party has the right to submit the dispute to Hangzhou International Arbitration Court for arbitration. The arbitration tribunal consists of three arbitrators. The language of arbitration shall be Chinese and the place of arbitration shall be [Hangzhou], China. The arbitration decision shall be final and binding on all parties.

7.2 During the dispute settlement period, each party shall continue to have other rights under this Agreement and shall continue to perform its corresponding obligations under this agreement.

8. Confidentiality

8.1 In the process of the reorganization, information that has not been public disclosed shall be regarded as confidential information, and each party shall have the obligation of permanent confidentiality. Without the consent of other parties, neither party shall announce the contents of this agreement to the public or a third party (the declaration or disclosure required by law or any statutory regulatory authority is not subject to this restriction).

8.2 Each party shall keep the contents, signing and performance of this agreement strictly confidential unless it is required by the regulatory authority for IPO purpose. All parties shall still perform the confidentiality obligation beyond the mandatory scope of the regulations.

9. Additional

9.1 This Agreement shall come into force from the date of signing by all parties.

9.2 If any provision of this agreement is invalid or unenforceable due to the applicable law, the permission of government departments or the decision of arbitration court, such provision shall be deemed non-existent from the beginning and shall not affect the validity of other provisions of the Agreement. Each party agrees that it will not deny the economic interests of the other parties for this reason. Each party shall actively put forward reasonable suggestions to reach mutual agreement through consultation, or adopt other alternative schemes permitted by law. And all parties to this Agreement shall negotiate within the legal scope to amend this agreement to ensure the maximum realization of the intention of the original terms.

9.3 This Agreement shall not be modified by either party without the unanimous consent of all parties in writing.

9.4 Matters not covered in this Agreement shall be settled by the parties through negotiation. If a consensus is reached through negotiation, a supplementary agreement can be signed. The supplementary agreement has the same legal effect as this agreement.

9.5 This agreement is made in five (5) originals, one (1) for each party; each copy has the same legal effect.

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Party A1: /s/ Zhejiang Ruiyang Technology Co., Ltd.

Party A2: /s/ Lishui Jusen Investment Management Partnership (Limited Partnership)

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Party B: /s/ CN Energy Development Co., Ltd.

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Party C: /s/ Great Khingan Forasen Technology Co., Ltd.

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Party D: /s/ CN ENERGY GROUP. INC.

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Party E: /s/ Xieying Energy Limited